Investors May Contact:
Stacey Yonkus
Director, Investor Relations
(212) 885-2512
investor@asburyauto.com

Reporters May Contact:
Tom Pratt
RFBinder Partners
(212) 994-7563
Tom.Pratt@RFBinder.com

Asbury Automotive Group Initiates $0.20 per Share Quarterly Dividend

New York, NY, August 3, 2006—Asbury Automotive Group, Inc. (NYSE: ABG), one of the largest automotive retail and service companies in the U.S., today announced that its Board of Directors has approved a quarterly dividend of $0.20 per common share, the first dividend in the Company’s history.  The dividend will be payable on August 24, 2006 to shareholders of record as of August 11, 2006.

President and CEO Kenneth B. Gilman said, “For some time now, Asbury has had a target ‘Total Annual Return Objective’ of 12% to15%.  Previously, we anticipated meeting this goal through a combination of acquisitions, productivity improvements and organic growth. However, in today’s market, the availability of attractive acquisitions is less than in prior years. The Board believes it can better serve our shareholders’ interests by reducing the amount spent on acquisitions and instead returning a portion of our annual cash flow to them in the form of a dividend. The new dividend annualizes at a payout ratio of approximately 40% of income from continuing operations and will leave Asbury with significant financial capacity and operating flexibility.”

About Asbury Automotive Group

Asbury Automotive Group, Inc., headquartered in New York City, is one of the largest automobile retailers in the U.S., with 2005 revenue of approximately $5.5 billion.  Built through a combination of organic growth and a series of strategic acquisitions, the Company currently operates 87 retail auto stores, encompassing 120 franchises for the sale and servicing of 33 different brands of American, European and Asian automobiles.  Asbury believes that its product mix contains a higher proportion of the more desirable luxury and mid-line import brands than most public automotive retailers.  The Company offers customers an extensive range of automotive products and services, including new and used vehicle sales and related financing and insurance, vehicle maintenance and repair services, replacement parts and service contracts.

Forward-Looking Statements

This press release contains “forward-looking statements” as that term is defined in the Private Securities Litigation Reform Act of 1995. The forward-looking statements include statements relating to goals, plans, projections and guidance regarding the Company’s financial position, results of operations, market position, product development, pending and potential future acquisitions and business strategy. These statements are based on management’s current expectations and involve significant risks and uncertainties that may cause results to differ materially from those set forth in the statements. These risks and uncertainties include, among other things, market factors, the Company’s relationships with vehicle manufacturers and other suppliers which could cause, among other things, acquisitions under contract or letters of intent to fail, risks associated with the Company’s indebtedness, risks related to pending and potential future acquisitions, risks related to competition in the automotive retail and service industries, general economic conditions both nationally and locally and governmental regulations and legislation. There can be no guarantees that the Company’s plans for future operations will be successfully implemented or that they will prove to be commercially successful or that the Company will be able to continue paying dividends in the future at the current rate or at all. These and other risk factors are discussed in the Company’s annual report on Form 10-K and in its other filings with the Securities and Exchange Commission. We undertake no obligation to publicly update any forward-looking statement, whether as a result of new information, future events or otherwise.